UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2014

usell.com, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50494	98-0412432
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

33 East 33rd Street, Suite 1101 New York, New York	10016
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 213-6805

Former Address: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 15, 2014, usell.com Inc. (the “Company”) raised $4,650,000 from the sale of 1,550,000 units in a registered direct offering to five institutional and accredited investors, including two existing large shareholders. Each unit consists of one share of common stock and one five-year warrant to purchase one-half a share of the Company’s common stock. The purchase price paid by the investors was $3.00 per unit. The warrants have an exercise price of $3.20 per share.

Pursuant to a Placement Agent Agreement dated August 11, 2014 by and between the Company and Dawson James Securities, Inc. (“Dawson”) (the “Placement Agent Agreement”), Dawson agreed to act as the Company’s placement agent in connection with the offering. Pursuant to the Placement Agent Agreement, the Company agreed to pay Dawson a cash fee equal to 8% of the gross proceeds of the offering, as well as a non-accountable expense allowance equal to 2% of the gross proceeds of the offering. In addition, the Company issued to Dawson a five-year option to purchase up to an aggregate of 6% of the aggregate number of units sold in the offering (the “Unit Purchase Option”), exercisable at $3.75 per unit.

The net proceeds to the Company from the offering, after deducting placement agent fees and estimated offering expenses, are approximately $3,775,000. At the closing, the Company issued 1,550,000 shares of common stock, warrants to purchase 775,000 shares of common stock, and the Unit Purchase Option to purchase 93,000 units.

The units, shares and the warrants were issued, and shares of common stock issuable upon exercise of the warrants were issued, pursuant to the Prospectus dated August 11, 2014 which was filed with the Securities and Exchange Commission on August 13, 2014.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit
4.1	Form of Warrant Certificate
10.1	Placement Agency Agreement*

_______________________________________________________________

* In accordance with Commission staff policy, certain schedules have been omitted but will be furnished supplementally to the Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USELL.COM, INC.

Date: August 15, 2014	By:	/s/ Daniel Brauser
	Name:	Daniel Brauser
	Title:	Chief Executive Officer